Free Writing Prospectus

(to the Preliminary Prospectus Supplement dated September 30, 2020 and Prospectus dated February 1, 2019)

September 30, 2020

Registration Statement Nos. 333-229494 and 333-229494-01

Jefferies Group LLC

Jefferies Group Capital Finance Inc.

2.75% SENIOR NOTES DUE 2032

Issuers:	Jefferies Group LLC and Jefferies Group Capital Finance Inc.
Issue:	2.75% Senior Notes due 2032
Security Type:	Senior Unsecured Fixed Rate Notes
Anticipated Ratings (Moody’s/S&P/Fitch):	Baa3 (Stable) / BBB (Negative) / BBB (Stable)*
Principal Amount:	$500,000,000
Trade Date:	September 30, 2020
Settlement Date:	October 7, 2020 (T+5)
Final Maturity:	October 15, 2032
Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2021
Benchmark Treasury:	0.625% UST due August 15, 2030
Spread to Benchmark:	T+217 basis points
Treasury Strike:	99-14+
Treasury Yield to Maturity:	0.682%
Coupon:	2.75%
Yield to Maturity:	2.852%
Public Offering Price:	98.968% of principal amount
Underwriting Discount:	0.550%
Day Count Convention:	30/360
Make-Whole Call Payment:	At any time prior to July 15, 2032, UST + 35 basis points
Par Call Payment:	On or after July 15, 2032, at 100% of principal amount
Minimum Denominations:	$5,000 and integral multiples of $1,000 in excess thereof
CUSIP:	47233J DX3
ISIN:	US47233JDX37
Sole Book-Runner:	Jefferies LLC

Senior Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Natixis Securities Americas LLC

Co-Managers:	BNY Mellon Capital Markets, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Jefferies LLC, by calling toll-free at 1-877-877-0696 or by emailing DCMProspectuses@jefferies.com